Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-282945) pertaining to the registration of variable denomination floating rate demand notes of General Motors Financial Company, Inc.; and
(2)Registration Statement (Form S-3 No. 333-268704) pertaining to the registration of debt securities and preferred stock of General Motors Financial Company, Inc.
of our report dated January 28, 2025, with respect to the consolidated financial statements of General Motors Financial Company, Inc. included in this Annual Report (Form 10-K) of General Motors Financial Company, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Fort Worth, Texas
January 28, 2025